DATARAM


                                       May 1, 2005



Mr. Hugh Tucker
451 Mountain Road
Laguna Beach, CA  92651

     Re:  Departure Agreement

Dear Hugh:

     I am writing to set forth our mutual understanding concerning your departure from Dataram, even though that departure is not imminent:

   1. As of May 1, 2005, you have been terminated as a vice president of Dataram Corporation.

   2. Notwithstanding that termination, you will continue as an employee of the Corporation, serving in the position of a business development manager until October 28, 2005, or the date you become employed by another company, whichever shall first occur. The date of your termination as an employee under this paragraph is hereafter referred to as the "Departure Date".

   3. Prior to the Departure Date you will continue to receive your current salary (as of May 1, 2005) and be eligible to participate in all employee benefit plans, as they may exist at the Company during this time period.

   4. Prior to the Departure Date you agree to return to the Company all customer information in your possession, all customer lists, all contact lists and any other Company property in your possession.

   5. Whether or not you enter into employment with another company, Dataram agrees to retain you as a consultant for a twelve-month period commencing on the Departure Date during which time you will be paid compensation on a bi-weekly pro rata basis, an amount equal to your current salary (as of May 1, 2005) on a "gross" or "1099" basis, as you will become at that time an independent contractor for the Company and not an employee.

   6. During this period of consultancy you agree to be available to officers of the Company and relevant employees of our marketing and sales department to answer questions and perform such assignments (not to exceed 10 hours a week) as you may be requested.

   7. During the period of this consultancy, the Company will reimburse you for actual expenses you occur while serving on the Company's behalf provided that no expense shall be incurred by you without the prior written consent of the Company.

   8. During the period of this consultancy you will not be entitled to participate in any of the Company's employee benefit plans. Notwithstanding the foregoing, if you request COBRA coverage from our health insurer, the Company will pay all amounts as may become due to the Company's health insurer for this COBRA coverage for up to 12 months after the Departure Date.

   9. You should understand that the occurrence of the Departure Date will trigger a 90-day period within which you must exercise your existing stock options or they will expire.

  10. You agree that from the present time until the expiration of a 3-year period following your consulting service you will not, without the express prior written consent of the Company, disclose any trade secret or confidential information of the Company or any of its clients to any third party.

  11.  During the 12-month period after the Departure Date:

       (a) Non-solicitation. During the 12-month period after the Departure Date (and prior thereto while employed by the Company), you agree not to solicit any employee of the Company to leave his or her employment to take up employment with any other company for any reason.

       (b) Non-competition. During the same 12-month period you agree not to compete with the Company by accepting employment as an employee, agent, independent contractor, consultant, director or otherwise with any direct or indirect competitor of the Company or with any client of the Company for whom you have worked on behalf of the Company, without the express prior written consent of the Company, which consent may be withheld for any reason. "Direct" means an independent memory module manufacturer.

  12. You acknowledge that any disclosure of Company trade secrets or confidential information or any breach of the agreement against non-solicitation of employees or breach of the agreement against competition will give rise to irreparable injury to the Company. Such damage will be difficult to ascertain and the Company will be inadequately compensated by damages. Accordingly, you agree that the Company may seek and obtain injunctive relief in addition to any other legal remedies which may be available. Moreover you agree that should any provision of this agreement be violated by you in addition to all other remedies, the Company may rightfully terminate the above 12 month consulting agreement without any further liability hereunder.

  13. By accepting the terms of this letter you will have released and given up any and all claims against Dataram that you may have up to the date of this letter, including but not limited to claims of any kind under state or federal law based upon your employment by the Company and this agreement of termination, but not including claims to enforce the terms of this agreement.

                                            Sincerely,

                                            ROBERT V. TARANTINO

                                            Robert V. Tarantino
                                            Chairman and CEO

I agree to the foregoing terms.

HUGH F. TUCKER
______________________
Hugh F. Tucker